As filed with the Securities and Exchange Commission on March 14, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIND MEDICINE (MINDMED) INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1582438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One World Trade Center, Suite 8500 New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

MIND MEDICINE (MINDMED) INC. STOCK OPTION PLAN

MIND MEDICINE (MINDMED) INC. PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

(Full titles of the plans)

Robert Barrow

Chief Executive Officer

Mind Medicine (MindMed) Inc.

One World Trade Center, Suite 8500

New York, New York 10007

(650) 208-2454

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Ballantyne Christian Plaza Dayne Brown Cooley LLP 11951 Freedom Drive Reston, Virginia 20190 (703) 456-8000	Trevor Scott Osler, Hoskin & Harcourt LLP Suite 1700, Guinness Tower 1055 West Hastings Street Vancouver, British Columbia, Canada V6E 2E9 (778) 785-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Mind Medicine (MindMed) Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 9, 2023;

b)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 9, 2023 and March 13, 2023; and

c)

The description of the Registrant’s ordinary shares which is contained in the Registrant’s Registration Statement on Form 8-A filed on April 22, 2021 (File No 001-40360) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.1 to the Registrant’s Annual Report on Form  10-K for the fiscal year ended December 31, 2022, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”), and the indemnification provisions set forth in the Registrant’s amended and restated articles (the “Articles”). The Registrant has also entered into indemnity agreements with certain of its directors and executive officers which provide its directors and executive officers with contractual rights to indemnification and, in some cases, expenses advancement in any action or proceedings arising out of their services as one of its directors and executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Registrant’s request.

Under the Registrant’s Articles and Section 160 of the Act, subject to Section 163 of the Act, the Registrant may:

a)	indemnify an individual who:

i.	is or was a director or officer of the Registrant,

ii.	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of the Registrant; or (B) at the Registrant’s request, or

iii.	at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

i.	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

ii.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

iii.	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

iv.	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under the Registrant’s Articles, the Registrant may also indemnify any employee, agent or representative of the Registrant subject to any restrictions under the Act.

Under the Registrant’s articles and Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless the Registrant first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party under Section 160(a) of the Act against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of the Registrant or an eligible party, the court may do one or more of the following:

a)	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

b)	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

d)	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

e)	make any other order the court considers appropriate.

Section 165 of the Act provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation. Under the Registrant’s Articles, the Registrant may also purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

a)	is or was a director, alternate director, officer, employee or agent of the Registrant;

b)	is or was a director, alternate director, officer, employee or agent of another corporation at a time when such corporation is or was an affiliate of the Registrant;

c)	at the Registrant’s request, is or was, a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; and

d)

at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers.

Pursuant to the Registrant’s Articles, the failure of a director or officer of the Registrant to comply with the Act or the Registrant’s Articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Form	Exhibit No.	Incorporated by Reference Filing Date	File No.

4.1	Amended and Restated Articles of Mind Medicine (MindMed) Inc., effective as of June 30, 2022.	8-K	3.1	June 30, 2022	001-40360

4.2	Notice of Articles, Incorporated on July 26, 2010, as altered on June 30, 2022	10-K	3.2	March 9, 2023	001-40360

4.3	Form of Mind Medicine (MindMed) Inc. Common Share Certificate.	10-K	4.2	March 9, 2023	001-40360

5.1*	Opinion of Osler, Hoskin & Harcourt LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page).

99.1	Mind Medicine (MindMed), Inc. Stock Option Plan, as amended on March 7, 2023.	10-K	10.15	March 9, 2023	001-40360

99.2	Mind Medicine (MindMed), Inc. Performance and Restricted Share Unit Plan, as amended on March 7, 2023.	10-K	10.16	March 9, 2023	001-40360

99.3	Form of Option Agreement to Mind Medicine (MindMed) Inc. Stock Option Plan	10-K	10.17	March 9, 2023	001-40360

99.4	Mind Medicine (MindMed), Inc. Option Plan.	10-K	10.2	March 9, 2023	001-40360

99.5	Mind Medicine (MindMed), Inc. Performance and Restricted Share Unit Plan.	10-K	10.3	March 9, 2023	001-40360

99.6	Form of Restricted Share Unit Grant Agreement to Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan.	10-K	10.4	March 28, 2022	001-40360

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 14, 2023.

Mind Medicine (MindMed) Inc.

By:	/s/ Robert Barrow
Robert Barrow
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Barrow and Schond L. Greenway, and each of them, his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Barrow Robert Barrow	Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2023

/s/ Schond L. Greenway Schond L. Greenway	Chief Financial Officer (Principal Financial Officer)	March 14, 2023

/s/ Carrie F. Liao Carrie F. Liao, CPA	Chief Accounting Officer (Principal Accounting Officer)	March 14, 2023

/s/ Suzanne Bruhn Suzanne Bruhn, PhD	Director	March 14, 2023

/s/ Brigid A. Makes Brigid A. Makes	Director	March 14, 2023

/s/ Roger Crystal Roger Crystal, MD	Director	March 14, 2023

/s/ Andreas Krebs Andreas Krebs	Director	March 14, 2023

/s/ Carol Vallone Carol Vallone	Director	March 14, 2023